Exhibit 99.1

Tasty Baking Company Holds Grand Opening for Its New, State-of-the-Art Bakery at Philadelphia Navy Yard

Tasty Baking Company to produce legendary Tastykake® products in world’s “greenest” bakery

PHILADELPHIA--(BUSINESS WIRE)--May 4, 2010--Tasty Baking Company (NasdaqGM: TSTY), makers of the Tastykake® snack line, today marks its official grand opening event of the company’s new, modernized, LEED-registered (Leadership in Energy and Environmental Design) bakery at the Philadelphia Navy Yard. Upon approval from the U.S. Green Building Council, the new, 345,000 square foot home of Tastykake will be the world’s largest “green” bakery, featuring energy-efficient HVAC, water conservation, the use of recycled building materials and day-light harvesting, among other environmentally efficient components.

The transition away from its 88-year-old, six-story Hunting Park baking facility at 2801 Hunting Park Avenue in the Allegheny West area of the city to its new, LEED-registered bakery follows the move of Tasty Baking Company’s corporate headquarters to a LEED Gold Certified building at the Philadelphia Navy Yard Corporate Center in April 2009.

“The opening of the new bakery – and its place as the greenest bakery in the world – is the successful culmination of our manufacturing strategy to transform the brand,” said Charles P. Pizzi, President and Chief Executive Officer of Tasty Baking Company.

“From our esteemed Board of Directors; to the Commonwealth of Pennsylvania and City of Philadelphia; to Liberty Property/Synterra; Philadelphia Industrial Development Corporation (PIDC); the Binswanger Corporation; and the bank group, led by Citizens Bank, the opening of our new bakery is truly a shared accomplishment,” continued Pizzi.

The one-story facility features new, highly automated baking equipment and a “straight line flow” from production to packaging to warehouse that provides exceptional capacity for future product and packaging innovation as well as more efficient baking of Tastykake’s famed product lines – including Krimpets®, Kandy Kakes®, pies, cookie bars and cupcakes. Currently five of seven production lines are operating in the new bakery.

“This new bakery is the hallmark of Tastykake’s transformation and we anticipate that the opportunity for innovation, flexibility and efficiency it brings will ultimately drive increased value for our shareholders,” said Autumn Bayles, Senior Vice President of Strategic Operations.

Tastykake’s new bakery and its corporate headquarters were developed by Liberty Property/Synterra LP, a joint venture between Liberty Property Trust and Synterra Partners. William Hankowsky, Chairman, President and Chief Executive Officer of Liberty Property Trust/Synterra, offered his perspective on the completion of this project, saying, “A project such as this – one which wholly captures the imagination and inspires complete teamwork – comes along only once in a great while. We have greatly enjoyed working in partnership with Tastykake, its vendors and Philadelphia Industrial Development Corporation to find new ways to incorporate sustainable approaches and technologies as we together developed the world’s ‘greenest’ bakery.”

“While the grand opening event for the new Tastykake bakery signals the completion of this important capital improvement project, truly it marks the beginning of a new chapter in the corporate history of the brand,” concluded Mr. Pizzi. “As a company, we believe we are well-prepared and poised to seize this moment and build upon the momentum of this successful project.”

ABOUT TASTY BAKING COMPANY

Tasty Baking Company (Nasdaq: TSTY), founded in 1914 and headquartered in Philadelphia, Pennsylvania, is one of the country’s leading bakers of snack cakes, pies, cookies, and donuts with manufacturing facilities in Philadelphia and Oxford, Pennsylvania. Tasty Baking Company offers more than 100 products under the Tastykake brand name. For more information on Tasty Baking Company, visit www.tastykake.com. In addition, consumers can send Tastykake products throughout the United States from the Company’s website or by calling 1-800-33-TASTY.

“Safe Harbor Statement” Under the Private Securities Litigation Reform Act of 1995

Except for historical information contained herein, the matters discussed herein are forward-looking statements (as such term is defined in the Securities Act of 1933, as amended) that are subject to risks and uncertainties that could cause actual results to differ materially from those stated or implied herein. These forward-looking statements may be identified by the use of words such as "anticipate,'' "believe,'' "could,'' "estimate,'' "expect,'' "intend,'' "may,'' "plan,'' "predict,'' "project,'' "should,'' "would,'' "is likely to,'' or "is expected to'' and other similar terms. There are a number of factors that may cause actual results to differ from these forward-looking statements, including, without limitation, the costs to complete a new facility and relocate thereto, the risks of business interruption while transitioning to a new facility, possible disruption of production efficiencies arising out of the company’s announcement of and subsequent reduction in workforce, the costs and availability of capital to fund improvements or new facilities, the success of marketing and sales strategies and new product development, the ability to enter new markets successfully, the price of raw materials, and general economic and business conditions. Other risks and uncertainties that may materially affect the company are provided in the company’s annual report to shareholders and the company’s periodic reports filed with the Securities and Exchange Commission from time to time, including, without limitation, reports on Forms 10-K and 10-Q. Please refer to these documents for a more thorough description of these and other risk factors. There can be no assurance that the company will succeed in implementing its manufacturing and sales strategies or that estimated operating cash savings will be realized. The company assumes no obligation to update publicly or revise any forward-looking statements.

CONTACT:
Tasty Baking Company
Jon Silvon, Cellular: 856-465.3336
jon.silvon@tastykake.com
or
Vault Communications, Inc.
Kate Shields, Cellular : 610-716-4714
kshields@vaultcommunications.com

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